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                                                                    EXHIBIT 11.1

Statement re Computation of Earnings Per Share

                                                        1997             1998              1999
                                                    ------------     ------------      ------------
Numerator:
      Net loss and numerator for basic
      and diluted loss per share                    $          0     $   (816,179)     $ (1,052,265)
                                                    ============     ============      ============

Denominator:
      Denominator for basic earning per
      share - weighted-average shares                  6,625,000        8,568,125        11,453,000

      Employee stock options                                  --               --                --
      Warrants                                                --               --                --
                                                    ------------     ------------      ------------
      Dilutive potential common shares                        --               --                --

      Denominator for diluted earnings
      per share- adjusted weighted-average
      shares and assumed conversions                $  6,625,000     $  8,568,125      $ 11,453,000
                                                    ============     ============      ============

Basic loss per share                                $       0.00     $      (0.10)     $      (0.09)
                                                    ============     ============      ============

Diluted loss per share                              $       0.00     $      (0.10)     $      (0.09)
                                                    ============     ============      ============

Note: The effect of all potential common shares is anti-dilutive in the calculation of diluted loss per share and therefore have been excluded from the calculation.